Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
WebMD Health Corp.
2011 Financial Guidance
(in millions, except per share amounts)

	Year Ending
	December 31, 2011
	Guidance Range
Revenue	$610.0	$640.0

Earnings before interest, taxes, depreciation, amortization and other non-cash items (“Adjusted EBITDA”) (a)	$215.0	$230.0
Interest, taxes, depreciation, amortization and other non-cash items (b)
Interest income	0.5	0.5
Interest expense	(11.5)	(11.5)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(41.0)	(38.0)

Pre-tax income from continuing operations	133.0	153.0
Income tax provision	(56.0)	(64.0)

Income from continuing operations	$77.0	$89.0

Income from continuing operations per share:
Basic	$1.27	$1.47

Diluted	$1.22	$1.40

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	60.0	60.0
Diluted	68.0	68.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations
Additional information regarding forecast for the first quarter of 2011:
–	Revenue is forecasted to be in excess of $125 million in the quarter ending March 31, 2011.

–	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 27% in the quarter ending March 31, 2011.

–	Income from continuing operations as a percentage of revenue is forecasted to be approximately 7% in the quarter ending March 31, 2011.
Additional information regarding full year forecast:
–	Income tax rate for 2011 is forecasted to be approximately 42% of pretax income.

–	The distribution of the annual revenue is expected to be approximately 85% public portals advertising and sponsorship and 15% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.

–	2011 guidance excludes any gains or losses related to investments / convertible notes.
Additional information regarding full year income per share calculation:
–	Basic income per share: Reflects a reduction to income from continuing operations of $0.6 million to consider the effect of restricted stock.

–	Diluted income per share: Reflects an increase to income from continuing operations of $6.1 million for the interest expense (net of tax) on the 2.5% Notes of $6.7 million, offset by $0.6 million to consider the effect of restricted stock. The diluted share count of 68 million includes the weighted impact of 6 million shares related to the 2.5% Notes.